LIBERTY FUNDS GROUP LLC
                      (FORMERLY THE COLONIAL GROUP, INC.)
                             THE COLONIAL FUNDS
                              THE NEWPORT FUNDS
                          THE STEIN ROE ADVISER FUNDS
                            THE CRABBE HUSON FUNDS
                       LIBERTY VARIABLE INVESTMENT TRUST


                                Code of Ethics
            Effective January 1, 1999 (Revised February 15, 2000)

         The business units within Liberty Financial Companies have a long-standing tradition of high ethical standards. We have built our reputation on our customers' trust and their confidence in our professional standards and abilities. We will always put the interests of our investors above our own. Our Code of Ethics represents not only our obligations under the laws that govern our business, but also our moral commitment to the investors who have entrusted their assets to us.

         This Code of Ethics establishes rules for personal securities transactions by officers, directors and employees (and certain of their family members) of the LFG Companies to ensure (i) that any personal transactions do not interfere with portfolio transactions for any of the investment companies the LFG Companies advise or service, or LFG's other advisory clients, and (ii) that LFG employees do not take inappropriate advantage of their relationship to LFG and its investment company and advisory clients.

         Every year LFG requires every employee to acknowledge receiving the Code of Ethics and to agree to comply with the Code as a condition of employment.

         If any questions arise concerning the meaning or interpretation of this Code, an employee must consult the Investment Compliance Officer, who will consult legal counsel as needed.

         The Code uses many defined terms, set in boldface type. The Definitions in Section I explain these defined terms.


I.       DEFINITIONS

Access Person:             A director of Colonial Management  Associates,  Inc.
                           (CMA),  Colonial Advisory Services,
                           Inc.  (CASI),  Liberty Funds  Distributor,  Inc.
                           (LFDI),  Liberty Funds Services,  Inc.
                           (LFSI),  AlphaTrade Inc. (ATI), or Liberty Funds
                           Group LLC (LFG),  but excluding (i) any
                           director designated as an "access person" by Liberty Asset Management Co. (LAMCO),
                           Liberty Advisory Services  Corporation  (LASC),  or
                           Stein Roe & Farnham,  Inc. (SRF) and
                           (ii) any director excluded, in writing, by the Chief Compliance Officer, with the approval of the General Counsel of Liberty Financial
                           Companies (LFC).

                           Each officer of CMA or CASI.

                           An officer of LFDI, LFSI, ATI or LFG who, in connection with his or her regular duties knows or has access to information about the purchase or sale of a Security by a Fund or a Fund Adviser.

                           An Employee in the CMA Investment Department or the CMA Fund Administration Department, who in connection with his or her regular duties knows or has access to information about the purchase or sale of a Security by a Fund or Fund Adviser.

                           A director or trustee of any Fund who is a director, officer or employee of Liberty Mutual Insurance Group or any of its affiliates or subsidiaries, including Liberty Financial Companies, Inc. or LFG.

                           Any person, not a Employee, who is a director, officer or employee of any Fund Adviser or sub-adviser, provided that such person shall not be considered an Access Person if:

                                    (i)     such Fund Adviser or sub-adviser has
                                            adopted a code of  ethics  complying
                                            with Rule 17j-1 under the Investment
                                            Company  Act of 1940 (an  "Affiliate
                                            Code");

                                    (ii)    such  person's  personal  securities
                                            transactions  are  governed  by that
                                            Affiliate Code;

                                    (iii)   such Fund Adviser or sub-adviser has
                                            agreed to inform the Trustees of the
                                            Funds  and  the   Chief   Compliance
                                            Officer  (A)  promptly in writing of
                                            any changes to that Affiliate  Code,
                                            and (B) at  least  quarterly  of any
                                            violations  of that  Affiliate  Code
                                            and any action  taken in response to
                                            each such violation; and

                                    (iv)    the Trustees  agree to consider such
                                            Affiliate  Code as a code of  ethics
                                            of the Funds governing such person.

Accounts over which an Employee has
No Direct or Indirect Influence or Control:

                           A trust or account holding Securities of which an Employee (or a member of his or her immediate family) has Beneficial Ownership but in which such Employee (or family member) has no direct or indirect control or influence over the selection of investments.

Asset Group Head:

                           The   Employee   in  charge  of  Equity   Investments
                           (including all subdivisions of Equity Investments), Fixed Income Investments or Tax-Exempt Investments.

Beneficial Ownership:

                           A direct or indirect financial interest in an investment giving a person the opportunity directly or indirectly to participate in the risks and rewards of a transaction, by written or unwritten understanding, regardless of the actual owner of record. Securities in which an Employee may have Beneficial Ownership include, but are not limited to:

                           (1) Securities owned by a spouse, by or for minor children or by relatives of the Employee or his/her spouse who live in his/her home, including Securities in trusts of which such persons are beneficiaries (other than Securities in a trust over which neither the Employee nor the beneficial owner has any Direct or Indirect Influence or Control over investments, provided that the Compliance Officer has approved such trust arrangement in writing).
                           (2) A proportionate interest in Securities held by a partnership of which the Employee is a general partner;
                           (3) Securities for which an Employee has a right to dividends that is separated or separable from the underlying securities;
                           (4) Securities that an Employee has a right to acquire through the exercise or conversion of another Security; and
                           (5) Securities held in accounts from which an Employee receives a performance-related fee based on less than one year's performance.

Chief Compliance Officer:       The Chief Compliance Officer of LFC.

Compliance                 Officer:  The Fund  Adviser  Compliance  Officer  who
                           administers the Code of Ethics and is responsible for reviewing transactions and holding reports. He/she reports to the Chief Compliance Officer. In the Compliance Officer's absence, the Chief Compliance
                           Officer shall act for him/her. In the absence of both, CMA's General Counsel or his/her designee shall act for them.

Derivative:                Every financial arrangement whose value is linked to,
                           or derived from, fluctuations in the prices of stock,
                           bonds,   currencies  or  other  assets.   Derivatives
                           include but are not limited to futures, forward contracts, options and swaps on interest rates, currencies and stocks.

Disinterested Trustee:

                           A person whose only affiliation with the Funds or LFC is as trustee of an investment company advised or administered by any LFC company. [Note: Disinterested Trustees may own shares of the Funds, but may not own shares of LFC.]

Employee:                  Any director,  officer or employee of LFG,  including
                           temporary or  part-time  employees  and  employees on
                           short-term    disability   or   leave   of   absence.
                           Independent contractors and their employees providing services to LFG, if designated by the Compliance
                           Officer, shall be treated as Employees under this Code.

Fund: Any investment company or investment account that (i) a Fund Adviser manages or advises; or (ii) for which an affiliate of LFG is the distributor of shares, or
                           (iii) for which an affiliate of LFG provides other services (which may include administrative services).

Fund Adviser:              CMA,  CASI,  LAMCO (only with respect to LVIT
                           All-Star  Fund,  Variable  Series),  LASC,
                           Newport Fund  Management,  Inc.  (NFM),  Crabbe
                           Huson Group,  Inc (CHG),  or Stein Roe &
                           Farnham (only with respect to the Stein Roe Adviser
                           Funds)

LFG: Liberty Funds Group LLC (formerly The Colonial Group, Inc.) and all of its direct or indirect subsidiaries, and any successor entity to LFG or any subsidiary.

Material   Nonpublic   Information,    also   called   "Inside   Information"
                           [Insider   Trading   Policy]   [See Attachment A]

Personal Account:

                           Any holding of Securities by an Employee for which such Employee has, or would have by reason of a transaction, Beneficial Ownership. NOTE: a "Personal Account" is not limited to securities accounts maintained at a brokerage firm, but also includes securities owned directly by an Employee.

Portfolio                  Person:  An Access  Person  who is a CMA Asset  Group
                           Head or a Fund portfolio manager, securities analyst or trader. Any person providing administrative or clerical assistance to a Portfolio Person is also considered a Portfolio Person unless specifically excluded in writing by the Compliance Officer with approval of the Chief Compliance Officer.

Reporting Person:

                           An officer of LFDI, LFSI, ATI or LFG who is not an Access Person, unless specifically excluded, in writing, by the Chief Compliance Officer, with the approval of the CMA General Counsel.

                           An Employee in the CMA Investment Department and the CMA Fund Accounting Department who is not an Access Person, unless specifically excluded in writing by the Compliance Officer with approval of the Chief Compliance Officer.

Security:                  Any  type of  equity  or  debt  instrument  and any
                           rights  relating  thereto,  such as
                           derivatives, warrants and convertible securities.
                           Shares of all closed-end investment companies, including those in the Funds, are included in the definition of Security.

                           Unless otherwise noted, Security does not include:

                           U.S. Government Securities;
                           Commercial paper, certificates of deposit, repurchase agreements, bankers' acceptances, or any other money market instruments; Commodities; Derivatives related to excluded investments; and Shares of open-end registered investment companies, including those in the Funds.

U.S. Government Securities:

                  All securities issued by the U.S. government;
                  Indirect obligations of its agencies and instrumentalities (for instance, obligations of GNMA, FNMA, FHLCC, or FLHBs) having less than one year to maturity, and, Derivatives related to the obligations specified in (1) and (2).
                           NOTE that the definition of U.S. Government Securities in this Code of Ethics is more limited than the definition customarily used by the Funds when investing their portfolios.

II.      PROHIBITED ACTIVITIES

         A. No Employee shall engage in any Security transaction, activity or relationship that creates or has the appearance of creating a conflict of interest (financial or other) between the Employee and LFG or any Fund. Each Employee shall always place the financial and business interests of LFG and its clients (including the Funds) before his or her own personal, financial or business interests.

         B.       No Employee shall:
-        employ any device, scheme or artifice to defraud a Fund;
- engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or
- engage in any fraudulent, deceptive or manipulative practice with respect to a Fund.

         C. No Employee shall purchase or sell, directly or indirectly, any Security for any Personal Account, the account of a Fund or of LFG, or any other account, while in possession of Material Nonpublic Information concerning that Security or the issuer without the prior written approval of the CMA General Counsel, which approval shall specifically determine that no misuse of inside information is likely to occur with respect to such Material Nonpublic Information.

         D. No Employee shall recommend or cause a Fund or LFG to take action or refrain from taking action for the Employee's own personal benefit.

         E. (1) No Employee shall purchase or sell any Security for any Personal Account if he or she knows such Security is being purchased or sold for any Fund or LFG or is being actively considered for purchase or sale by any Fund or LFG.

                  (2) LFG shall not purchase or sell any Security for its own account if the Employee making such purchase or sale knows such Security is being purchased or sold for any Fund or is being actively considered for purchase or sale by any Fund.

         F. No Employee shall purchase a Security for any Personal Account in an Initial Public Offering (IPO) unless the Employee has a right to purchase the Security based on a preexisting status as a policyholder or depositor.

         G.       No  Access  Person  or  Reporting   Person  shall  maintain  a
                  brokerage account for any Personal Account that holds Securities unless that person (i) notifies the Compliance Officer that he/she has established such account and (ii) arranges to have duplicate confirmations and periodic statements showing all account activity forwarded to the Compliance Officer.

                           NOTE: Employees of LFDI are subject to SEC/NASD reporting requirements for brokerage accounts that are more stringent than this Section, and must comply with those requirements in addition to those set out in this Code.

         H. No Employee shall use any Derivative to evade the restrictions of this Code of Ethics.

         I. No Employee shall use any subterfuge to evade the restrictions of this Code of Ethics.

         J. No Employee shall be a director of a publicly traded company other than Liberty Financial Companies, Inc. without prior written approval of the Chief Compliance Officer, which approval generally will not be granted.

         K. No Access Person shall make investments for any Personal Account in any investment club without prior written approval from the Compliance Officer; if approval is granted, an Access Person shall be deemed to have Beneficial Ownership of all securities owned by the investment club.

         L. No Access Person may purchase a Security for any Personal Account in a private offering without prior written approval of the Compliance Officer and, for CMA, the appropriate Asset Group Head. In considering whether to grant such approval, the Compliance Officer and Asset Group Head will consider several factors, including but not limited to:
                  (1) whether the investment opportunity should be reserved for a Fund; and
                  (2) whether the opportunity is being offered to the Access Person by virtue of his or her position with the Fund or LFG.

                  Before approval is granted, the Compliance Officer and, for CMA, the appropriate Asset Group Head or his/her designee must also consider whether a Fund should invest in such Security or in another Security issued by the same issuer. In such circumstances, the Compliance Officer, and for CMA, the appropriate Asset Group Head, will conduct a review by investment personnel with no interest in the issuer prior to a purchase on behalf of a Fund.

         M. Outside the scope of his/her employment, no Access Person may offer investment advice or manage any person's portfolio in which he or she does not have Beneficial Ownership without prior written approval from the Compliance Officer.

         N. No Portfolio Person may profit from the purchase and sale or sale and purchase of the same (or equivalent) Securities in a Personal Account within 60 calendar days. Any resulting profits may be disgorged as instructed by the Compliance Officer.
                           NOTE 1: Portfolio Persons are reminded that their personal trading must not be detrimental to the Funds and that no personal trades may be structured so as to profit from the market effect of any Fund portfolio transaction. Personal trades must be consistent with the normal investment practices of the individual involved and reflect an investment, rather than a trading, outlook.
                           NOTE 2: The 60-day
                           restriction does not apply to the exercise of options to purchase shares of Liberty Financial Companies, Inc. and the immediate sale of the same or identical shares, including so-called "cashless exercise" transactions.

         O. No Portfolio Person may buy or sell a Security for any Personal Account within seven calendar days before or after a Fund that he or she manages, or provides information or advice to, or executes investment decisions for, trades in that Security. Any related profits from such transaction may be disgorged as instructed by the Compliance Officer.
                           NOTE 1: The seven-day restriction DOES NOT APPLY to securities of issuers having a market capitalization of $5 billion or more at the time of the transaction; however, a Portfolio Person must preclear these trades as with any other personal trade.
                           NOTE 2: In
                           interpreting this provision, the Compliance Officer shall be guided by the then-current CMA organizational structure in determining the relationship between a Portfolio Person and a Fund.

         P. No Employee shall, directly or indirectly, in connection with any purchase or sale of securities to or from a Fund or LFG, accept or receive from a third party any compensation or gift, or any other item of more than de minimis value. An Employee shall refer all questions regarding the permissibility of accepting items of more than de minimis value to the Compliance Officer.

                           NOTE: This requirement of the Code of Ethics shall supersede any less stringent requirement of the NASD Conduct Rules.

         Q. No Disinterested Trustee may buy or sell any Security, directly or indirectly, for any Personal Account if at the time of the transaction he or she knows that a Fund is considering or executing a transaction in the same Security, except:
                  (1) purchases pursuant to a dividend reinvestment program or purchases based upon preexisting status as a policy holder or depositor;
                  (2) purchases of Securities through the exercise of rights that have been issued as part of a pro rata issue to all holders of such Securities and the sale of such rights;

                  (3) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within 10 days prior to the call;
                  (4) transactions for an account over which the Disinterested Trustee has No Direct or Indirect Influence or Control; and
                  (5) transactions previously approved in writing by the Compliance Officer that have been determined not to be harmful to any Fund because of the size of the market in the Security.

                  A Disinterested Trustee who knows that a Fund is buying or selling a Security and who trades in that Security within 15 days of the Fund's transaction must report his/her trade to the Compliance Officer within 10 days after the end of the calendar quarter in which his/her trade occurs.

III.     PRE-CLEARING PERSONAL TRADES

         LFG permits Employees to trade for their Personal Account if such trading complies with this Code of Ethics and does not conflict with the management of any Fund or private account advised or administered by LFG. All LFG Access Persons must follow the pre-clearance procedures set forth below. They have been designed to allow pre-clearing of trades in an orderly manner. Please note that since procedures can never cover every contingency, each LFG Employee must always remember that our foremost responsibility is to act in the best interests of Fund shareholders and advisory clients.

Pre-Clearance Procedures and Standards

         A. Each Access Person must pre-clear personal transactions in Securities. Pre-clearance begins with completing the Personal Securities Transaction Pre-Clearance Form (see Attachment B). Please provide the name of the Security you wish to purchase or sell, not just the corresponding ticker symbol.

                  For proposed personal transactions in a Security in an asset group in which a Access Person serves, the trade will be cleared if no LFG Fund bought or sold such securities during the preceding seven calendar days. If a LFG Fund buys or sells the Security within seven days after the execution of a personal transaction of an Access Person in that Security, that individual may be required to reverse the trade and disgorge any profits. (See NOTE 1 to Section II.O above exempting transactions in securities of large-capitalization issuers from this restriction.)

         B. The Compliance Officer will notify an Access Person who requests a pre-clearance whether or not a trade is cleared (by telephone and in writing or by e-mail). The Access Person may trade as soon as he/she receives clearance.

         C. An Access Person must submit a pre-clearance request for each securities trade; a request received after 3 PM may be held until the next business day. A CLEARANCE IS EFFECTIVE ONLY DURING THE BUSINESS DAY IT IS ISSUED. If you decide not to purchase or sell a security on the day LFG pre-clears the trade, you must repeat the pre-clearance process on the day you wish to make the trade.

         D. Each Employee shall pre-clear through the Compliance Officer, in writing, any transaction in shares of a closed-end Fund (other than reinvestment of distributions).

         E. The following transactions are excluded from the pre-clearing requirement:
                  (1) Purchase(s) pursuant to a dividend reinvestment program (DRIP) or purchase(s) based upon preexisting status as a policyholder or depositor;
                  (2) Purchase(s) of a Security through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities and the sale of such rights;
                  (3) Transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call so long as collateral was not withdrawn within 10 calendar days prior to the call;
                  (4) Transactions for an account previously approved in writing by the Compliance Officer over which the Access Person has No Direct or Indirect Influence or Control; and
                  (5) Transactions previously approved in writing by the Compliance Officer that have been determined not to conflict with the interests of any Fund because of the volume of trading in the Security; and
                  (6) Transactions in U.S. Government Securities, as defined in this Code of Ethics, and other securities excluded from the definition of Security as above.

IV.      Reporting Requirements

         A. Each year each Employee must complete and file a form of acknowledgment stating that he/she has received and reviewed, and will comply with, this Code of Ethics.

                  The Compliance Officer will notify each Employee of his/her status as an Access Person or a Reporting Person, as applicable: (i) upon employment, (ii) at least annually, and
                  (iii) when the Employee's job title or responsibilities so change as to affect his/her status.

         B. Each Access Person and Reporting Person shall notify the CMA Compliance Department each time he/she opens a brokerage account that may be used to transact business in Securities. The CMA Compliance Department shall instruct the appropriate firm to provide duplicate confirmations and periodic statements showing all purchases and sales of Securities to:

                           Colonial Management Associates, Inc.
                           One Financial Center
                           Boston, Massachusetts 02111
                           Attention: Compliance Department

                  Although the CMA Compliance Department will instruct the firm to provide duplicate confirmations and periodic statements, it remains the responsibility of the person who opens the account to see that the firm sends the required confirmations or statements to LFG.

         C. Each Access Person and Reporting Person shall file with the Compliance Officer (except the Compliance Officer and the Chief Compliance Officer, who will file the report with LFC's General Counsel), within ten calendar days after the end of each calendar quarter (March 31, June 30, September 30, December 31) a report, listing each Security transaction (including those exempt from the pre-clearance requirements) effected during the quarter for any Personal

                    Account.  Each  quarterly  report  shall also  identify  and provide the dates during the quarter on which an account dealing in Securities was established in which the person making the report has a beneficial interest.


         D. Each Disinterested Trustee shall file with the Compliance Officer within ten calendar days after the end of each quarter (March 31, June 30, September 30 and December 31) a report, listing each Security transaction effected during the quarter in any Personal Account which at the time of the transaction the Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee should have known, that during the 15 days prior to or after the transaction any Fund is or was considering or executing a transaction in the same security.
                           NOTE: Unlike Access Persons, Disinterested Trustees are not required to file reports for calendar quarters in which they have made (i) no transactions in a Security, or (ii) no transactions described in this subsection. A report is required only for a quarter in which one or more Security transactions involving knowledge of a Fund's portfolio activity has occurred.

         E. No Access Person may become a member of a creditors committee for any issuer of securities. If it is necessary for any Fund Adviser to become a member of a creditors committee, senior management of that Fund Adviser shall request LFC's General Counsel to designate a lawyer representing the appropriate LFC company (who shall be advised not to transmit information to any Access Person) to sit on the committee. The designated lawyer shall maintain all documents from the creditor committee containing information that may be considered Inside Information in secure storage.

         F. Any Employee who becomes aware of any person trading on or communicating Inside Information (or contemplating such actions) must inform the Chief Compliance Officer and CMA's General Counsel.

         G. Any Employee who becomes aware of any person violating this Code of Ethics must inform the Chief Compliance Officer and CMA's General Counsel.

         H. At least annually, LFG (on behalf of itself and its subsidiaries, including CMA) and each Fund Adviser other than CMA shall provide the Funds' Board of Trustees with a written report describing issues arising under the Code of Ethics and related procedures that govern LFG and the Fund Advisers. This report shall include (i) information about material violations of the Code of Ethics or procedures during the previous year and (ii) any sanctions imposed because of such violations. Each year, LFG and each Fund Adviser shall certify and report to the Funds'
                  Board of Trustees that each has adopted procedures reasonably designed to detect and prevent violations of the Code of Ethics.

         I. Effective March 1, 2000, each new Employee who is designated as an Access Person upon employment, and each current Employee not an Access Person who is subsequently designated as one, shall file with the Compliance Officer within 10 days after such designation an Initial Holdings Report on the prescribed form listing all Securities he or she beneficially owns.


V.       Enforcement

         A.       Review

                  The Compliance Officer shall review reports filed under the Code of Ethics to determine whether any violation of this Code of Ethics may have occurred.

         B.       Investigation

                  The Chief Compliance Officer, acting at the direction of the LFC General Counsel, shall investigate any alleged violation of the Code of Ethics. An Employee allegedly involved in a violation of the Code of Ethics may be required to deliver to LFC's General Counsel or his/her designee all documentation related to any Personal Account or any Securities for which the Employee has Beneficial Ownership for all years requested. Failure to comply will result in termination.

         C.       Sanctions

                  In determining the sanctions to be imposed for a violation of this Code of Ethics, LFG may consider any factors deemed relevant, including but not limited:
                  (1)      the degree of willfulness of the violation;
                  (2)      the severity of the violation;
                  (1) the extent, if any to which an Employee profited or benefited from the violation; (4) the adverse effect, if any, of the violation on a Fund, on LFG or any client of LFG; (5) any history of prior violations of the Code; (6) the extent to which the employee voluntarily disclosed the violation and./or cooperated in any investigation of the violation.

                  LFG may impose any sanctions it deems appropriate, such as:
                  (1)      Disgorgement of profits;
                  (2)      Fines;
                  (3)      Letter of reprimand;
                  (4)      Suspension or termination of employment;
                  (5) Such other actions as the Chief Executive Officer or Board of Directors of LFG or the Board of Trustees of the Funds (exclusive of the violating individual), shall determine.

         All violations of the Code of Ethics and any sanctions imposed shall be reported to the Board of Trustees of the Funds and any regulatory agency requiring such reporting, and may be recorded in the Employee's personnel record.





D.       Legal Penalties for Misuse of Inside Information
                 Civil penalties up to three times the profit gained or loss avoided;
                 Disgorgement of profits;
                 Injunctions, including being banned from securities industry; Criminal penalties up to $1 million;
                 Jail sentences.

VI.      TRANSITION PROVISIONS


         Liberty Financial Companies is currently integrating the management, servicing and distribution functions of its subsidiary companies that support the LFG, Newport, Stein Roe Advisor, and Crabbe Huson Groups of investment companies and the Liberty Variable Investment Trust. During this transition period, it may be necessary to amend the provisions of this Code temporarily, or to include in or exclude from its coverage certain employees of LFC and its subsidiaries (including LFG). Accordingly, the Chief Compliance Officer, with the concurrence of counsel for any affected Fund and LFC's General Counsel, is authorized to make temporary amendments to this Code, or to designate certain individuals or groups of employees of LFC subsidiaries as covered by or excluded from the provisions of this Code. This temporary authority granted to the Chief Compliance Officer shall continue through September 30, 2000.

                               LIST OF ATTACHMENTS

                                   ATTACHMENT A
                             Insider Trading Policy

                                   ATTACHMENT B
                        PERSONAL SECURITIES TRANSACTION
                                PRE-CLEARANCE FORM

                                   ATTACHMENT C
                         ACCESS PERSON/REPORTING PERSON
               QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT

                                                                  ATTACHMENT A
                          LIBERTY FUNDS GROUP, INC.
                           INSIDER TRADING POLICY


Material information:

         a. Is information a reasonable investor would consider important in an investment decision; or
         b. Is that which is reasonably likely to have a significant effect on the price of the company's securities;
         c. Includes, but is not limited to dividend changes, earnings estimate, changes from previously released earnings estimates, proposed mergers or acquisitions, purchases or sales of material assets, significant new products or discoveries, litigation, investigation, liquidity difficulties and management changes.

Nonpublic information:

         Is that which has not yet been effectively communicated to the public through an SEC filing or widely distributed news release.

Misuse of Inside Information:

         Unlawful inside trading occurs when there is a duty not to "take advantage" of Material Nonpublic Information. Questions as to whether a duty exists should be referred to the LFC General Counsel. Corporate insiders have such a duty and they include officers, directors, employees and other temporary insiders having special confidential relationships with a corporation.

         Temporary insiders may include investment bankers, accounting firms, consulting firms, law firms, banks and the employees of such organizations. Certain people who are not insiders also have a duty not to take advantage of inside information. Included in this category is any individual who misappropriates Material Nonpublic Information in violation of a duty owed to the corporation or some other entity. Finally, tippees who receive Material Nonpublic Information from an insider or misappropriation have a duty not to trade while in possession of that information if they knew or should have known that the information was provided by the tipper for an improper purpose or in breach of a duty owed by the tipper.

                                                                  ATTACHMENT B
                          COLONIAL MANAGEMENT ASSOCIATES, INC.
                  PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM

I.       To Be Completed By Access Person

Name:  _____________________                 Date:  ____________________________
Department:  ___________________             Supervisor:  ______________________
Name of Account Owner:  ___________________  Relationship to Access Person:_____

Issuer of Security            Symbol            Buy/Sell           Quantity

=======================     ============        ===========        =============
-----------------------     ------------        -----------        -------------

I confirm that the above transaction(s) does not constitute a conflict of interest or bear any material economic relationship with securities held or about to be held by any of the LFG Funds.
Employee Signature:  ____________________________________

II.      To Be Completed By Reviewers

________         There  are  no  open  orders,   partially   filled   orders  or
                 transactions completed by any LFG Fund in these securities or, if an option, in the underlying securities.

________ There are open orders or partially filled orders by a LFG Fund in these securities or, if an option, in the underlying securities.

Open or Unfilled Orders:  _________________________________________________

Have any LFG Funds bought or sold the security in the past seven calendar days?

                  Yes____________                    No____________
                  (Date of Trade(s):__________________________________)

------------------------------------              ------------------------------
Director of Equity Systems (or Designee)     or   Head Trader (Tax-Exempt or
                                                  Taxables) (or Designee).

Investment Department Compliance Officer or Designee:   ________________________
                                                Date:   ________________________

                                                                   ATTACHMENT C

                             LIBERTY FUNDS GROUP, INC.

                       ACCESS/PORTFOLIO/REPORTING PERSON
                QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT

Name:             FIRST LAST
STATUS:
For Quarter Ended: [Date]

         You must report your personal securities transactions NO MORE THAN 10 CALENDAR DAYS after the end of each calendar quarter. Complete this form and return it to Linda DiSilva (12th Floor) in the Compliance Department no later than [Date]. Please report chronologically, all transactions in which you have any direct or indirect beneficial ownership. "Indirect beneficial ownership" includes shares held in the name of (1) your spouse; (2) your minor children;
(3) your adult children and any relative who lives in your home; (4) any nominee or other person if you can reacquire title now or in the future.
         DO NOT REPORT transactions (1) in an account over which you have no direct or indirect influence or control; (2) in U.S. Government Securities, commercial paper, certificates of deposit, repurchase agreements, bankers' acceptances, and any other money market instruments, and (3) in all open-end mutual funds (including the Liberty Funds).
         DO REPORT transactions in all other securities (including shares of Liberty Financial Companies, Inc.)

If you have no transactionS to report please write "none" and sign below.
--------------- ----------------- ---------------- ----------------- ---------------------------------- ----------------------
Trade Date      Buy/Sell          No. of Shares    Price per share   Name and description of security   Broker/dealer/
                                                                                                        Bank
--------------- ----------------- ---------------- ----------------- ---------------------------------- ----------------------
--------------- ----------------- ---------------- ----------------- ---------------------------------- ----------------------

--------------- ----------------- ---------------- ----------------- ---------------------------------- ----------------------
--------------- ----------------- ---------------- ----------------- ---------------------------------- ----------------------

--------------- ----------------- ---------------- ----------------- ---------------------------------- ----------------------
--------------- ----------------- ---------------- ----------------- ---------------------------------- ----------------------



Signature                                                              Date